EXHIBIT 99.1

Repros Therapeutics Inc.® Reports First Quarter 2016 Financial Results

THE WOODLANDS, Texas, May 10, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the first quarter ended March 31, 2016.

Financial Results

Net loss for the three month period ended March 31, 2016 was ($4.8) million, or ($0.20) per share, as compared to a net loss of ($8.5) million, or ($0.35) per share, for the same period in 2015.  The decrease in net loss for the three month period ended March 31, 2016 as compared to the same period in 2015 was primarily due to decreases in clinical development expenses related to the Company’s enclomiphene product candidate, research and development payroll and benefits expenses and legal expenses, partially offset by an increase in clinical development expenses related to Proellex®.

Research and development (“R&D”) expenses decreased 49%, or $3.5 million, to $3.8 million for the three month period ended March 31, 2016, as compared to $7.3 million for the same period in the prior year.  R&D expenses related to the clinical development of enclomiphene decreased 71%, or approximately $2.9 million, for the three month period ended March 31, 2016 as compared to the prior year period, primarily due to the submission of the NDA to the FDA in the first quarter of 2015.  R&D expenses related to the clinical development of Proellex® increased 41%, or approximately $336,000, from the 2015 period to the 2016 period, due to increased expenses associated with our ongoing Phase 2B clinical trials for the treatment of uterine fibroids.  Payroll and benefits expenses decreased 45%, or approximately $580,000, to $712,000 for the three month period ended March 31, 2016 as compared to $1.3 million for the same period in the prior year.  Included in payroll and benefits expense is a charge for non-cash stock-based compensation of $193,000 for the three month period ended March 31, 2016 as compared to $574,000 for the same period in the prior year.  Additionally, salaries for the three month period ended March 31, 2016 were $422,000 as compared to $579,000 for the same period in the prior year.  Operating and occupancy expenses decreased 37%, or approximately $423,000, to $716,000 for the three month period ended March 31, 2016 as compared to $1.1 million for the same period in the prior year, primarily due to decreased legal expenses.

General and administrative (“G&A”) expenses decreased 9%, or approximately $109,000, to $1.1 million for the three month period ended March 31, 2016 as compared to $1.2 million for the same period in the prior year.  Payroll and benefits expense decreased 17%, or approximately $123,000, to $620,000 for the three month period ended March 31, 2016 as compared to $743,000 for the same period in the prior year.  Included in payroll and benefits expense is a charge for non-cash stock based compensation expense of $323,000 for the three month period ended March 31, 2016 as compared to $448,000 for the same period in the prior year.  Additionally, salaries for the three month period ended March 31, 2016 were $257,000 as compared to $255,000 for the same period in the prior year.  G&A operating and occupancy expense increased 3%, or approximately $14,000, to $476,000 for the three month period ended March 31, 2016 as compared to $462,000 for the same period in the prior year primarily due to an increase in legal expenses.

Interest income increased to $17,000 for the three month period ended March 31, 2016 as compared to $1,000 for the same period in the prior year.  The increase was primarily due to higher yields for the three month period ended March 31, 2016 as compared to the prior year.

Liquidity and Capital Resources

The Company had cash and cash equivalents of $16.0 million as of March 31, 2016 as compared to $21.4 million as of December 31, 2015.  Net cash of approximately $5.3 million and $8.8 million was used in operating activities during the three month periods ended March 31, 2016 and 2015, respectively.  The major use of cash for operating activities for the three month period ended March 31, 2016 was to fund our clinical development programs and associated administrative costs.  No cash was used in investing activities during the three month period ended March 31, 2016 and no cash was provided by financing activities during the three month period ended March 31, 2016.

As of March 31, 2016, the Company had 24,318,111 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the potential approval of our NDA for our enclomiphene product candidate, the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended
	March 31,
	2016	2015

Revenues and other income	$17	$1

Expenses
Research and development	3,765	7,321
General and administrative	1,096	1,205
Total expenses	4,861	8,526

Net loss	$(4,844)	$(8,525)

Net loss per share - basic and diluted	$(0.20)	$(0.35)

Weighted average shares used in loss per share calculation:
Basic	24,318	24,276
Diluted	24,318	24,276

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31,	December 31,
	2016	2015

Cash and cash equivalents	$16,046	$21,393
Prepaid expenses and other currents assets	293	84
Fixed assets (net)	6	8
Total assets	$16,345	$21,485

Accounts payable and accrued
expenses	$2,106	$2,918
Stockholders' equity	14,239	18,567
Total liabilities and
stockholders' equity	$16,345	$21,485

Contact:
Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com